Exhibit 99.1

News Release

Contact:	ZviEiref
Chief Financial Officer
609/279-7666

CHURCH & DWIGHT REPORTS FOURTH QUARTER AND 2004 RESULTS

PRINCETON, NJ, FEBRUARY 8, 2005 – Church & Dwight (NYSE:CHD) today reported net income for the year ended December 31, 2004, of $88.8 million or $1.36 per share, an increase of $0.08 per share or 6% over last year’s net income of $81.0 million or $1.28 per share. These results include acquisition-related accounting charges, as well as charges related to the early redemption of debt, of $33.4 million or $0.30 per share for 2004, and $5.9 million or $0.05 per share for 2003. Excluding these charges, this year’s adjusted net income per share would have been $1.66, a $0.33 per share or 25% increase over last year’s adjusted $1.33 per share.

James R. Craigie, President and Chief Executive Officer, commented, “This was an outstanding year in which we met or exceeded our long-term growth objectives for sales, gross margin and earnings per share. In addition, several key steps we took during the year — including the acquisition and integration of Armkel, the refinancing of our debt structure and a substantial second half increase in marketing and product development, position the Company for continued strong business growth in 2005.”

The 2004 charges of $33.4 million, mentioned above, resulted from the May 2004 acquisition of the 50% interest in Armkel LLC that the Company did not already own, and consisted of a purchase accounting inventory charge of $10.5 million and refinancing charges of $22.9 million. The $5.9 million acquisition-related charge for the previous year consisted of a purchase accounting inventory charge on the acquisition of Unilever’s oral care business in the United States and Canada, in October 2003.

Fourth quarter net income was $11.9 million or $0.18 per share compared to $15.9 million or $0.25 per share in the comparable period a year ago. This year’s fourth quarter results include a $14.9 million or approximately $0.15 per share refinancing charge related to the redemption of a long-term bond assumed on the acquisition of Armkel. Last year’s results included the acquisition-related $5.9 million or $0.05 per share inventory charge mentioned above. Excluding these charges in both years, this year’s adjusted fourth quarter net income would have been $0.33 per share, a $0.03 per share or 10% increase over last year’s adjusted $0.30 per share.

Fourth quarter sales increased to $405.0 million from $286.7 million in the comparable period a year ago. This year’s sales include $135.6 million for the acquired Armkel and oral care businesses. For the full year, sales increased to $1,462.1 million from $1,056.9 million for the previous year, primarily due to combined sales of $380.4 million for the acquired Armkel and oral care businesses.

Fourth quarter gross profit margin was over 9% higher than the previous year, mostly due to the addition of the higher margin Armkel and oral care businesses, as well as the impact of the previously mentioned acquisition charge in the year ago quarter. For the full year, gross profit margin was 36.5% compared to the previous year’s 30.1%. Both years included the acquisition-related inventory charges described above.

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Fourth quarter marketing expenses of $49.9 million, and selling, general and administrative expenses of $68.2 million, were both significantly higher than last year due to spending on the acquired businesses, combined with increased spending on the Company’s preexisting businesses.

Fourth quarter operating profit of $38.5 million was $9.4 million or 32% higher than the previous year’s $29.1 million, mostly due to the Armkel and oral care acquisitions. For the full year, operating profit was $171.8 million compared to the previous year’s $111.9 million. For additional commentary on sales, operating expenses and margins, see the Church & Dwight and Affiliates (Non-GAAP Measures) section below.

The reduction in earnings from affiliates for both the fourth quarter and the year reflects Church & Dwight’s consolidation of the Armkel results since the acquisition.

As previously mentioned, late in the fourth quarter, the Company tendered for and redeemed substantially all of the $225 million 9 ½% senior subordinated notes due 2009 which were originally issued by Armkel in 2001 and assumed by Church & Dwight on its acquisition of Armkel. This transaction was financed by a new issue of $250 million 6.0% senior subordinated notes due 2012. In connection with this transaction, the Company incurred a $14.9 million charge for the redemption premium and the write-off of deferred financing costs

The $35.9 million increase in ‘other expense’ for the year includes the fourth quarter refinancing charge of $14.9 million mentioned above, combined with an $8.0 million second quarter charge resulting from the refinancing of the Company’s bank debt in connection with the Armkel acquisition. The remainder of the increase represents interest on the debt incurred to finance the Unilever oral care and Armkel acquisitions, together with a $4.9 million third quarter interest payment related to a legal settlement.

The fourth quarter effective tax rate benefited from approximately $1.6 million in prior year tax credits and other items. For the full year, these items amounted to $4.6 million.

During the fourth quarter, the Company adopted the accounting guidance set forth in EITF 04-8 relating to convertible bonds. As a result, the Company retroactively restated its diluted earnings per share, which reduced its reported 2004 earnings by $0.01 per share. There was no impact on the earnings per share for 2003.

At December 31, 2004, the Company had total outstanding debt of $859 million, and cash of $145 million, for a net debt position of approximately $713 million. This is a $392 million increase in net debt on a reported basis, but only a $94 million increase over the combined net debt position of $620 million for Church & Dwight and Armkel (a non-GAAP measure) at December 31, 2003. Excluding the $254 million of debt incurred in connection with the Armkel acquisition, the combined net debt would have declined by $160 million for the year.

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) as defined in the Company’s bank loan agreement, which includes Armkel for the five-month period prior to the acquisition, and excludes certain non-cash items, are estimated at approximately $285 million for the year.

CHURCH & DWIGHT AND AFFILIATES (Non-GAAP MEASURES)

Management looks at the combined results of Church & Dwight and its unconsolidated affiliates, including Armkel for the period prior to the acquisition, in evaluating the financial performance of the business.

For the fourth quarter, combined sales were $417.5 million, $27.0 million or 6.9% above last year. Contributing to this increase was approximately 1% associated with favorable foreign exchange and an estimated 1% related to the reversal of prior year promotion reserves due to a change in estimate. Excluding these items, combined sales grew approximately 5%.

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At the product line level, after giving effect to the relevant adjustments, fourth quarter sales of deodorizing and specialty products rose strongly, while personal care and international sales were moderately higher; laundry sales were slightly lower due primarily to the timing of promotional activity. At the brand level, sales of Arm & Hammer® and Xtra® liquid laundry detergent, Arm & Hammer Super Scoop® cat litter, Arm & Hammer toothpaste, Trojan® condoms and First Response® pregnancy and ovulation test kits were all above last year, while sales of laundry detergent powder, fabric softeners and antiperspirants were lower.

For the full year, combined sales were $1,702.1 million, $194.6 million or 12.9% above last year. Contributing to this increase was approximately 6% due to sales of the acquired oral care business, slightly more than 2% associated with favorable foreign exchange and less than 1% related to the reversal of prior year promotion reserves due to a change in estimate. Excluding these items, sales grew approximately 4%.

Fourth quarter gross profit margin for Church & Dwight and its unconsolidated affiliates was 39.3%, compared to the previous year’s 35.6%. Excluding the previously mentioned promotion reserve adjustment, and last year’s acquisition-related inventory charge, this year’s gross profit margin would have been 38.5%, a 1.6% increase over last year’s 36.9%. The gain was primarily due to an improved product mix, with higher margin personal care and household products now representing a higher percentage of total sales. The effect of rising raw and packaging materials prices during the quarter was largely offset by supply chain efficiencies and lower promotion spending.

For the full year, combined gross profit margin was 39.5% compared to the previous year’s 37.9%. Excluding promotion reserve adjustments and acquisition-related charges in both years, this year’s gross profit margin would have been 39.7%, a 1.5% increase over last year’s 38.2%.

Fourth quarter marketing spending for Church & Dwight and its affiliates was $49.9 million, a $16.0 million or 47% increase over the previous year. This increase includes marketing support for the acquired oral care brands and higher media spending on several household and personal care brands, as well as an increase in product development activity. The fourth quarter increase caps a year in which total marketing spending rose to $187.3 million, $38.7 million or 26% above the previous year.

Fourth quarter combined selling, general and administrative expenses of $73.0 million were $12.7 million higher than the previous year. Contributing to this increase were reorganization expenses of about $4.0 million and a $1.9 million trademark impairment charge. Other factors included higher performance-based compensation, Sarbanes-Oxley compliance expenses, higher R&D spending and the effect of translating the results of foreign subsidiaries into U.S dollars.

Due to the significant increases in marketing and SG&A spending, combined operating profit for the fourth quarter was $41.3 million compared to the previous year’s $44.7 million. For the full year, combined operating profit was $219.6 million, a $21.3 million or 10.7% increase over the previous year after excluding a net litigation gain of $9.8 million from the 2003 results.

NEW PRODUCTS AND OTHER RECENT DEVELOPMENTS

The Company will be launching innovative new products supported by strong marketing programs in every one of its major product categories. For example, in the fourth quarter of 2004, the Company launched Arm & Hammer Multi-Cat clumping cat litter, a superior deodorizing litter designed for the large number of households with two or more cats. Early in 2005, the Company introduced Arm & Hammer Detergent Plus a Touch of Softener which combines detergent and fabric softener technologies to meet the need of consumers who want trusted cleaning efficacy with a softening benefit.

In personal care, the Company is launching Mentadent® Replenishing White™ toothpaste with Liquid Calcium® technology to strengthen tooth enamel and prevent stains from forming. Another addition to the oral care line is Arm & Hammer Enamel Care with Breath Defense™, which combines liquid calcium technology with additional

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long-lasting breath benefits. The entire Arrid® antiperspirant line will be restaged with improved formulas, fragrances and packaging. There will also be several new additions to the Nair® depilatory line, including a novel bladeless shaving kit.

Trojan will continue to set the pace in its category with the introduction of Mint Tingle™, a uniquely flavored lubricated condom. In addition, the successful Warming Sensations™ lubricating system introduced last year will now be extended to the Her Pleasure™ line of Trojan condoms.

Mr. Craigie continued, “We are encouraged by our new product lineup; and with the additional initiatives planned for later in the year, we expect to achieve another year of solid sales growth.”

The Company noted that it is continuing to face significant cost increases, especially for oil-based raw and packaging materials. To counteract the effect of higher costs, price increases have recently been implemented for Super Scoop® cat litter and Brillo® soap pads, and a price increase for the Trojan condom line has been announced effective March 1. The Company continues to explore its pricing options in other categories.

Mr. Craigie added, “On the margin side, we continue to work on a range of profit improvement strategies, including pricing, product mix and promotion efficiency, traditional supply chain optimization and other cost reduction programs. As a result, despite rising costs, we expect to be able to fully support our new product initiatives while continuing to improve our financial performance. “

“Our overall objective is to continue achieving sustained growth. For 2005, our current earnings objective is at least $1.70 per share, which contemplates significant reinvestment in marketing and R&D to fuel our long-term organic growth. This objective is slightly higher than last year’s adjusted earnings, and 25% higher on a GAAP basis.”

Mr. Craigie also noted that the Company was working on a strategic plan for the three-year period 2006-2008 and expects to provide additional guidance as to its long-term financial objectives during the second quarter conference call.

As previously reported, at its January 26 Board meeting, the Company declared a quarterly dividend of 6 cents per share. The dividend is payable March 1, 2005 to stockholders of record at the close of business on February 7, 2005. This is the Company’s 416th regular quarterly dividend.

Church & Dwight will host a conference call to discuss fourth quarter and full year 2004 results on February 8 at 12:30 p.m. (ET). To participate, dial in at 800-299-9086, access code: Church & Dwight. A replay will be available two hours after the call at 888-286-8010, access code 61101275, as well as on the Company’s website. Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to short- and long-term financial objectives, sales and earnings growth, gross profit margin, earnings per share, non-cash accounting charges, increased marketing and R&D spending, new product launches, restaging of existing products, adoption of a new accounting guidance, and financial forecasts. These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), increases in raw material, packaging and energy prices, the Company’s ability to raise prices or reduce promotion spending, the Company’s ability to implement cost reduction programs in response to commodity price increases, the financial condition of major customers, trade, competitive and consumer reactions to the Company’s products and other factors described in the Company’s quarterly and annual reports filed with the SEC.

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CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Preliminary)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
Net Sales	$404,976	$286,747	$1,462,062	$1,056,874
Cost of sales	248,415	202,705	928,674	738,883

Gross profit	156,561	84,042	533,388	317,991
Marketing expenses	49,858	22,671	161,183	88,807
Selling, general and administrative expenses	68,239	32,224	200,452	117,333

Income from Operations	38,464	29,147	171,753	111,851
Equity in earnings of affiliates	1,356	2,788	15,115	28,632
Other income (expense), net	(24,652)	(10,246)	(59,424)	(23,518)

Income before minority interest and taxes	15,168	21,689	127,444	116,965
Income taxes	3,252	5,814	38,631	35,974
Minority Interest	(12)	8	5	30

Net Income	$11,928	$15,867	$88,808	$80,961

Net Income per share - Basic	$0.19	$0.26	$1.44	$1.34
Net Income per share - Diluted	$0.18	$0.25	$1.36	$1.28

Dividend per share	$0.06	$0.05	$0.23	$0.21
Weighted average shares outstanding - Basic	62,546	60,773	61,868	60,341
Weighted average shares outstanding - Diluted	65,074	67,248	68,066	64,508

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Preliminary)

(Dollars in thousands)	Dec. 31, 2004	Dec. 31, 2003
Assets
Current Assets
Cash, equivalents and securities	$145,465	$75,634
Accounts receivable	166,203	107,553
Inventories	148,898	84,176
Other current assets	39,985	21,859

Total Current Assets	500,551	289,222

Property, Plant and Equipment (Net)	332,204	258,010
Equity Investment in Affiliates	13,255	152,575
Intangibles and other assets	1,039,741	419,810

Total Assets	$1,885,751	$1,119,617

Liabilities and Stockholders’ Equity
Short-Term Debt	$104,037	$65,897
Other Current Liabilities	254,137	166,157

Total Current Liabilities	358,174	232,054

Long-Term Debt	754,706	331,149
Other Long-Term Liabilities	211,997	117,920
Stockholders’ Equity	560,874	438,494

Total Liabilities and Stockholders’ Equity	$1,885,751	$1,119,617

SUPPLEMENTARY INFORMATION

The following discussion addresses the reconciliations below and in this press release that reconcile non-GAAP and other measures used in this press release to the most directly comparable GAAP measures:

Adjusted Net Sales

The press release provides information regarding combined sales adjusted to exclude sales of the former Unilever oral care brands, the effect of foreign exchange adjustments and the impact of a reversal of prior year promotion reserves due to a change in estimate. Management believes that the presentation of adjusted combined net sales is useful to investors because it enables them to assess, on a consistent basis, sales of Church & Dwight and unconsolidated equity investees products that were marketed by Church & Dwight or its unconsolidated equity investees during the entirety of relevant periods. In addition, the exclusion of the effect of foreign exchange adjustments and the reversal of the promotion reserves is useful to investors because currency fluctuations are out of the control of, and do not reflect the performance of management, and exclusion of the reversal of promotion reserves eliminates an accounting adjustment that is not reflective of day-to-day operations within a discrete period.

Adjusted Gross Profit Margin and Operating Profit

The press release also provides information regarding combined gross profit margin and combined operating profit, each adjusted to exclude the effect of reversal of the promotion reserve and the inventory step-up charge related to the acquisition of the Armkel and Unilever businesses. Management believes the presentation of adjusted combined gross margin and adjusted combined operating profit is useful to investors for the reasons set forth above with respect to the adjustment items affecting combined net sales. In addition, elimination of the accounting charges removes the effect of charges that are not related to ongoing core operations of the combined entities.

Adjusted Net Income

The press release provides information regarding Church & Dwight’s Net Income adjusted to exclude accounting charges relating to Church & Dwight’s acquisition of Unilever’s Oral Care business and the remaining 50% of Armkel that it did not own. Management believes that the presentation of adjusted net income (including reconciliation information in the press release) is useful to investors because it enables them to assess Church & Dwight’s performance exclusive of accounting charges or isolated events that do not reflect Church & Dwight’s day-to-day operations.

Adjusted Net Debt

The press release provides information regarding combined Church & Dwight and Armkel net debt at December 31, 2003. Management believes this information is useful to investors because the former Armkel business is reflected in Church & Dwight’s December 31, 2004 balance sheet, and the presentation of Church & Dwight and Armkel net debt at December 31, 2003 enables investors to analyze the increase in Church & Dwight’s net debt position exclusive of the amount of indebtedness already existing at Armkel at December 31, 2003. Set forth below is a reconciliation of Church & Dwight’s net debt to Church & Dwight and Armkel’s net debt at December 31, 2003:

(Dollars in Millions)
Church & Dwight Total Debt	$397.0
Church & Dwight Cash	75.6

Church & Dwight Net Debt	$321.4

Armkel Total Debt	$367.5
Armkel Cash	69.2

Armkel Net Debt	$298.3

Church & Dwight Net Debt	$321.4
Armkel Net Debt	298.3

Church & Dwight and Armkel Net Debt	$619.7

Adjusted EBITDA

Management believes that Adjusted EBITDA is an important measure to investors because it indicates the Company’s ability to generate liquidity in a fashion that will enable it to satisfy an important financial covenant in the Company’s principal credit agreement. Set forth below is a reconciliation of the Company’s Adjusted EBITDA to net cash flow provided by operating activities, the most directly comparable GAAP measure.

Adjusted EBITDA

Reconciliation of Net Cash Provided By Operating Activities to Adjusted EBITDA (Dollars in Millions)

Net Cash Provided by Operating Activities	$208.2

Interest Expense and Early Extinguishment of Debt	61.7
Current Income Tax Provision	21.0
Proceeds from Affiliates	5.6
Change in Working Capital & Other Liabilities	(68.5)
Investment Income	(3.2)
Other	12.3

Church & Dwight Adjusted EBITDA	237.1
Armkel Adjusted 5 month EBITDA	47.9

Combined Adjusted EBITDA	$285.0

Combined Product Line Information

The following tables reconcile the Company’s reported product line net sales, gross profit, marketing expenses, SG&A expenses and operating profit to the combined amounts for the Company and its unconsolidated equity investees for the quarters and twelve months ended December 31, 2004, and December 31, 2003. The reconciliation reflects the elimination of intercompany sales, the reclassification of the administrative costs of production planning and logistics functions and the elimination of Armkel’s 2003 net gain from litigation settlement and plant impairment. Management believes this information is useful to investors because the businesses of the Company and its unconsolidated equity investees are managed on a combined basis, and management uses combined performance measures to analyze performance and develop financial objectives. Moreover, since the results of operations of the former Armkel business have been included in Church & Dwight’s consolidated statements of income beginning on May 29, 2004, the information enhances comparability over the relevant periods.

Church & Dwight Co., Inc

Product Line Net Sales, Gross Profit and Operating Profit

Including Unconsolidated Affiliates

4th Quarter and Twelve Months 2004 vs. 2003

Dollars in Millions

	Three Months Ended December 31, 2004
	CHD As Reported	Armkel	Other Equity Affiliates	Adj’s**	CHD & Affiliates
Deodorizing and Cleaning Products	$69.9	$—	$—	$—	$69.9
Laundry Products	$100.8	$—	$—	$—	$100.8
Personal Care Products	$112.2	$—	$—	$—	$112.2

Consumer Domestic	$282.9	$—	$—	$—	$282.9
Consumer International	$69.0	$—	$—	$—	$69.0

Total Consumer Net Sales	$351.9	$—	$—	$—	$351.9
Specialty Products Division	$53.1	$—	$14.4	$(1.9)	$65.6

Total Net Sales	$405.0	$—	$14.4	$(1.9)	$417.5

Gross Profit	$156.6	$—	$4.0	$3.6	$164.2
% of Net Sales	38.7%		27.9%		39.3%

Marketing	$49.9	$—	$—	$—	$49.9
% of Net Sales	12.3%				12.0%

SG&A	$68.2	$—	$1.2	$3.6	$73.0
% of Net Sales	16.8%		8.5%		17.5%

Operating Profit	$38.5	$—	$2.8	$—	$41.3
% of Net Sales	9.5%		19.1%		9.9%

	Three Months Ended December 31, 2003
	CHD As Reported	Armkel	Other Equity Affiliates	Adj’s**	CHD & Affiliates
Deodorizing and Cleaning Products	$65.5	$—	$—	$—	$65.5
Laundry Products	$99.7	$—	$—	$—	$99.7
Personal Care Products	$61.5	$43.7	$—	$—	$105.2

Consumer Domestic	$226.7	$43.7	$—	$—	$270.4
Consumer International	$10.1	$50.5	$—	$(1.1)	$59.5

Total Consumer Net Sales	$236.8	$94.2	$—	$(1.1)	$329.9
Specialty Products Division	$49.9	$—	$11.8	$(1.1)	$60.6

Total Net Sales	$286.7	$94.2	$11.8	$(2.2)	$390.5

Gross Profit	$84.0	$47.8	$3.3	$3.8	$138.9
% of Net Sales	29.3%	50.7%	28.0%		35.6%

Marketing	$22.7	$11.1	$0.1	$—	$33.9
% of Net Sales	7.9%	11.8%	0.6%		8.7%

SG&A	$32.2	$23.1	$1.2	$3.8	$60.3
% of Net Sales	11.2%	24.5%	10.3%		15.4%

Operating Profit	$29.1	$13.6	$2.0	$—	$44.7
% of Net Sales	10.1%	14.4%	16.9%		11.4%

	Twelve Months Ended December 31, 2004
	CHD As Reported	Armkel	Other Equity Affiliates	Adj’s**	CHD & Affiliates
Deodorizing and Cleaning Products	$264.4	$—	$—	$—	$264.4
Laundry Products	$415.9	$—	$—	$—	$415.9
Personal Care Products	$396.8	$92.1	$—	$—	$488.9

Consumer Domestic	$1,077.1	$92.1	$—	$—	$1,169.2
Consumer International	$176.7	$100.6	$—	$(0.7)	$276.6

Total Consumer Net Sales	$1,253.8	$192.7	$—	$(0.7)	$1,445.8
Specialty Products Division	$208.3	$—	$55.8	$(7.8)	$256.3

Total Net Sales	$1,462.1	$192.7	$55.8	$(8.5)	$1,702.1

Gross Profit	$533.4	$109.9	$13.7	$15.4	$672.4
% of Net Sales	36.5%	57.0%	24.6%		39.5%

Marketing	$161.2	$25.7	$0.4	$—	$187.3
% of Net Sales	11.0%	13.3%	0.7%		11.0%

SG&A	$200.4	$45.0	$4.7	$15.4	$265.5
% of Net Sales	13.7%	23.4%	8.3%		15.6%

Operating Profit	$171.8	$39.2	$8.6	$—	$219.6
% of Net Sales	11.8%	20.3%	15.5%		12.9%

	Twelve Months Ended December 31, 2003
	CHD As Reported	Armkel	Other Equity Affiliates	Adj’s**	CHD & Affiliates
Deodorizing and Cleaning Products	$241.2	$—	$—	$—	$241.2
Laundry Products	$404.2	$—	$—	$—	$404.2
Personal Care Products	$186.7	$203.7	$—	$—	$390.4

Consumer Domestic	$832.1	$203.7	$—	$—	$1,035.8
Consumer International	$37.0	$207.0	$—	$(3.0)	$241.0

Total Consumer Net Sales	$869.1	$410.7	$—	$(3.0)	$1,276.8
Specialty Products Division	$187.8	$—	$48.8	$(5.9)	$230.7

Total Net Sales	$1,056.9	$410.7	$48.8	$(8.9)	$1,507.5

Gross Profit	$318.0	$228.4	$12.6	$12.2	$571.2
% of Net Sales	30.1%	55.6%	25.9%		37.9%

Marketing	$88.8	$59.5	$0.3	$—	$148.6
% of Net Sales	8.4%	14.5%	0.5%		9.9%

SG&A	$117.3	$89.5	$5.3	$12.2	$224.3
% of Net Sales	11.1%	21.8%	10.9%		14.9%

Net Gain from litigation settlement and plant impairment	$—	$9.8	$—	$(9.8)	$—
% of Net Sales		2.4%

Operating Profit	$111.9	$89.2	$7.0	$(9.8)	$198.3
% of Net Sales	10.6%	21.7%	14.3%		13.2%

**	Adjustments include: elimination of intercompany sales, the reclassification of the administrative costs of production planning and logistics functions that are not directly attributable to the manufacturing process, from cost of sales to SG&A and the elimination of Armkel’s 2003 net gain from litigation settlement and plant impairment.